Exhibit 21.1

EXHIBIT 21.1 PRIMARY SUBSIDIARIES OF CNA FINANCIAL CORPORATION

COMPANY	PLACE OF INCORPORATION
CNA Surety Corporation	Delaware
Continental Assurance Company	Illinois
Continental Casualty Company	Illinois
Firemen’s Insurance Company of Newark, New Jersey	New Jersey
The Buckeye Union Insurance Company	Ohio
The Continental Insurance Company	South Carolina
The Glens Falls Insurance Company	Delaware
The Continental Corporation	New York

All other subsidiaries, when aggregated, are not considered significant.